Exhibit 99.1

Creatd, Inc. Reports Fiscal Year 2020 Financial Results

-	Creatd triples revenue YoY, reaches key target for Vocal+ subscription growth, and provides full year guidance for 2021.
-	The Company has eliminated nearly all of its debt and payables, leaving a strong balance sheet.
-	Creatd will discuss these results at today’s webcast and conference call, beginning at 11 AM EST.

Fort Lee, N.J. – March 31, 2021 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), today announced its full year 2020 financial results.

“Creatd was founded with a few core principles in mind: to build an organization that is scalable and sustainable, one that leverages rapidly evolving technology, and capitalizes on it,” commented Jeremy Frommer, Creatd’s founder and CEO. “Equally as important, the Company must be competitive and defensible while actively engaged in forging synergistic relationships among its co-opetition. Where companies overlap on the Venn diagram of interests and business models, that is where co-opetition, or cooperative competition, occurs. In the technology space in particular, platforms can gain a unique edge by embracing a degree of co-opetition, aligning resources with industry peers to expand one another’s strengths, mitigate mutual weaknesses, and ultimately create a more valuable product, as well as a more compelling experience for all end users.”

Frommer continued, “Co-opetition is a more than 100 year-old business strategy and has always been an important avenue for Creatd’s growth. Our foresight in applying these foundational principles of partnership over the years has worked to enhance our company’s ability to efficiently adapt to and thrive in the digital space, even in the face of the extreme external circumstances we faced this year.”

“2020 was, more than anything, a positioning year for the Company. We right-sized our balance sheet and executed on our creator-first business model, as well as expanded and improved our technology footprint. We attracted a marquee board of directors and the most capable executive management team I have put together in my 30+ year career. Our 2020 results demonstrate that we are optimally situated to capture the opportunities that exist within the creator marketplace. With the visibility and validation afforded by our up-listing to the Nasdaq, we can now confidently focus on building profitable revenue growth.”

Full Year 2020 Financial Highlights

●	Gross revenue: Gross revenue for fiscal year 2020 totaled $1,423,000, of which $287,000, or 20%, is attributed to paid Vocal+ creator subscriptions.

●	Net revenue: Net revenue tripled year over year to $1,212,870, as compared to 2019 revenues of $454,000. These net revenues account for adjustments due to reward payments made to Vocal+ subscribers, which they can earn through ‘reads’ on their stories, winning challenges, among other ways.

●	Operating Expenses: Operating expenses were elevated during the year as the Company readied itself for its Nasdaq up-listing, while simultaneously positioning itself for accelerated growth. Operating expenses totaled $17,496,000 for the year, a substantial portion of which was related to non-recurring charges attributed to the up-listing and financing activities during the year, which included two underwritten offerings, and employee option grants. Without the burden of the extraordinary expenses incurred during 2020, the Company calculates its base level of quarterly operating expenses to be approximately $3 million, which may rise during 2021 due to a measured increase in marketing, an investment which has historically enabled the Company to reduce its creator acquisition cost to a record low.

●	Total Liabilities: The Company significantly reduced its liabilities from a peak level of $15,454,000 as of June 30, 2020 to $5,339,000 as of December 31, 2020. Subsequent to year-end 2020, the Company approached debt-free status after eliminating a significant portion of outstanding payables and approximately $1 million of non-PPP and non-disputed debt.

●	Comprehensive Loss: Comprehensive loss for the full year 2020 totaled $24,244,000, or $5.68 per share, and included a number of non-recurring, non-cash charges related to a loss on the extinguishment of debt, employee option exchange, officer and management option grants, and an increase in legal, accounting, and consulting fees, as well as other extraordinary expenses related to the Nasdaq up-listing and the simultaneous financing and debt conversions. Net of these charges, the 2020 comprehensive loss would have been approximately $11.0 million, as compared to $8.0 million for full year 2019.

●	Shareholder Equity: As of December 31, 2020, Creatd’s shareholder equity totaled $5,445,000, compared to the prior year-end shareholder deficit of $(8,559,000), which also represents an increase of $3,043,000 over the third quarter 2020 shareholders’ equity of $2,402,000.

●	Capitalization: As of December 31, 2020, Creatd had 8.7 million shares of common stock outstanding and 17.3 million fully diluted shares, of which warrants totaled approximately 6 million, with an average strike price of $5.37. Subsequent to year-end, over 300,000 warrants and 80% Series E Preferred stock have converted into Common shares, generating approximately $1.3 million in capital to Creatd. As of today, Creatd has approximately 10.7 million shares outstanding.

Full Year 2020 Operational Highlights

●	Creatd successfully conducted two significant offerings in September 2020 and December 2020, securing $7.7 million and $7.8 million in gross proceeds, respectively.
●	On September 11, 2020, the Company up-listed to The Nasdaq Capital Market, changed its name to Creatd, Inc., and effectuated a 1-for-3 reverse stock split.
●	Subsequent to a successful reconstitution of its Board of Directors in mid-year, Creatd welcomed LaBrena Jones Martin to its board in October 2020. Ms. Martin’s extensive legal career at the senior management level spans nearly 40 years and encompasses all facets of corporate and securities law. In addition, Creatd appointed tech-veteran Laurie Weisberg as Chief Operating Officer, and significantly increased its employee headcount to 40.

●	Following the Company’s up-listing, members of Creatd’s executive management team and Board of Directors purchased shares of the Company’s common stock in the open market, collectively totaling approximately $420,000 at an average purchase price of $3.44 per share.

●	Subscribers to Creatd’s premium subscription program, Vocal+, grew approximately 1650% year over year, totaling 10,500 subscribers as of year-end 2020. Subsequent to year-end, paid subscribers doubled to over 20,000, a milestone which occurred weeks ahead of management’s projections.

●	Vocal’s freemium creator count grew approximately 55% year over year, totaling over 810,000 creators by year-end 2020. Currently, the freemium creators count totals over 900,000.
●	In January 2020, Creatd released Vocal Challenges, providing an additional means by which a Vocal creator can be rewarded. Subsequent to year-end, in February 2021, Vocal introduced yet another monetization feature, Creator Bonuses.

●	In fourth quarter 2020, Creatd announced the launch of its corporate venture initiative, Creatd Partners, and introduced its inaugural investment, DTC food brand Plant Camp. A total of four investment partners are currently in development.

Frommer continued, “As we witness our business development, marketing, and sales efforts expand this year, supported by our tactical positioning efforts accomplished in 2020, we are confident in our revenue projections of between $5-7 million for fiscal year 2021.”

2021 Guidance

As of March 31, 2021, Creatd is providing the following guidance for its first quarter and full year 2021:

First Quarter 2021

Gross revenue in the range of $725,000 to $775,000, netting approximately $660,000.

Second Quarter 2021

Approximately $1.2 million in net revenues, comprising a conservatively estimated $600,000 of creator subscription revenues, and  $400,000 - 600,000 of revenues from the Company’s agency businesses.

Full Year 2021

Net revenue in the range of $5 million to $7 million.

Financial Results Webcast and Conference Call:

Creatd will host a webcast and conference call today at 11 a.m. Eastern Time to discuss the company’s full year 2020 financial results and hold a question and answer session.

Webcast Details

To access the webcast, visit: https://event.on24.com/wcc/r/2947440/DEB0940866D0515E4EFDC12CB1645992. It is recommended that participants join 15 minutes before the presentation is scheduled to begin.

Dial-In Details

Alternatively, the call may be accessed via phone. To gain immediate access to the call and bypass the operator, visit https://www.directeventreg.com/registration/event/5965702. Upon registering, you will be emailed a dial-in number, event passcode, and unique registrant ID, which will be used to join the call.

Anyone experiencing trouble accessing the call in this manner may call in directly, beginning approximately 20 minutes prior to the start time, by dialing (888) 869-1189 or (706) 643-5902 and referencing Conference ID: 5965702.

A recording of the webcast and a transcript of the prepared remarks will be made available on the Company’s website following the event.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD), the parent company behind Vocal Ventures, Creatd Partners, and Recreatd, empowers creators, brands, and entrepreneurs through technology and partnership. Its flagship product, Vocal, is a best-in-class creator platform. For more information, please visit:

Creatd: https://creatd.com;

Creatd Investor Relations: https://investors.creatd.com;

Vocal: https://vocal.media;

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

*** Financial Statements Follow ***

Creatd, Inc.

Condensed Consolidated Balance Sheet

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash	$7,906,782	$11,637
Prepaid expenses	23,856	4,127
Account receivable, net	90,355	50,849
Note receivable – related party	-	11,450
Marketable securities	62,733	-
Total Current Assets	8,083,726	78,063

Property and equipment, net	56,258	42,363
Intangible assets	960,611	1,087,278
Goodwill	1,035,795	1,035,795
Deposits and other assets	191,836	16,836
Equity investments, at cost	217,096	-
Operating lease right of use asset	239,158	311,711
Total Assets	$10,784,480	$2,572,046

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued liabilities	$2,638,688	$1,763,222
Demand loan	-	225,000
Derivative liabilities	42,231	-
Convertible Notes – related party, net of debt discount	-	20,387
Convertible Notes, net of debt discount and issuance costs	897,516	2,896,425
Current portion of operating lease payable	79,816	105,763
Notes payable, related party, net of debt discount	-	5,129,342
Notes payable, net of debt discount and issuance costs	1,221,539	660,000
Unrecognized tax benefit	-	68,000
Deferred revenue	88,637	50,691
Warrant liability	-	10,000
Total Current Liabilities	4,968,427	10,928,830

Non-current Liabilities:
Note payable	213,037	--
Operating lease payable	157,820	201,944

Total Non-current Liabilities	370,857	201,944
Total Liabilities	5,339,284	11,130,774

Commitments and contingencies

Stockholders’ Equity (Deficit)
Series E Preferred stock, $0.001 par value, 7,738 and 0 shares issued and outstanding, respectively	8	-
Common stock, $0.001: 100,000,000 authorized shares 8,736,378 issued and 8,727,028 outstanding as of December 31, 2020 and 3,059,646 issued and 3,006,362 outstanding at December 31, 2019	8,737	3,059
Additional paid-in capital	77,505,013	36,391,819
Subscription receivable	(40,000)	-
Accumulated deficit	(71,928,922)	(44,580,437)
Accumulated other comprehensive income	(37,234)	(5,995)
Less: Treasury stock, 9,350 and 53,283 shares, respectively	(62,406)	(367,174)
Total Stockholders’ Equity (Deficit)	5,445,196	(8,558,728)
Total Liabilities and Stockholders’ Equity (Deficit)	$10,784,480	$2,572,046

Creatd, Inc.

Condensed Consolidated Statements of Operations

	Twelve Months ended December 31
	2020	2019

Net revenue	$1,212,870	$453,006

Operating expenses
Research and development	257,431	1,131,180
General and administrative	17,238,774	6,538,804
Total operating expenses	17,496,205	7,669,984

Loss from operations	(16,283,335)	(7,216,978)

Other income (expenses)
Other income	512,071	292,387
Interest	(1,376,902)	(612,830)
Accretion of debt discount and issuance cost	(4,303,072)	(348,665)
Change in derivative liability	3,019,457	-
Impairment of note receivable	(11,450)	-
Impairment of debt security	(50,000)	-
Settlement of vendor liabilities	(126,087)	13,574
Loss on marketable securities	(7,453)	-
Loss on extinguishment of debt	(5,586,012)	(162,860)
Other income (expenses), net	(7,929,448)	(818,394)

Loss before income tax provision	(24,212,783)	(8,035,372)

Income tax provision	-	-

Net loss	$(24,212,783)	$8,035,372)
Deemed dividend	3,135,702	-
Net loss attributable to common shareholders	(27,348,485)	(8,035,372)

Other comprehensive income
Currency translation gain (loss)	(31,239)	(5,995)

Comprehensive loss	(24,244,022)	(8,041,367)

Per-share data
Basic and diluted loss per share	$(5.68)	$(2.93)
Weighted average number of common shares outstanding	4,812,153	2,741,137